EXHIBIT 5.1
December 20, 2010
Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, CA 94089
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Juniper Networks, Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about December 20, 2010, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 242,884 shares of Common Stock, $0.00001 par value, of Juniper Networks, Inc. (the “Shares”) that are to be issued pursuant to the Altor Networks, Inc. 2007 Stock Plan, as amended, and the 2009 Israeli Equity Incentive Sub Plan, as amended (together, the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan and pursuant to the agreements related thereto.
     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.